Exhibit 10.30

Summary of Executive Officer Compensation

The following named executive officers of ABIOMED, Inc. listed in the table below are at will employees of ABIOMED, Inc. and have not entered into a formal employment agreement with ABIOMED, Inc. The current understanding between each employee and ABIOMED, Inc. with respect to the employee’s compensation, as approved by the Compensation Committee of our Board of Directors on May 24, 2016, is as follows:

Name	Base Salary (Effective June 1, 2016)	Target Fiscal 2017 Bonus (Percentage of Salary)
William J. Bolt	$330,855	60%

Andrew J. Greenfield	$314,019	60%

Michael G. Howley	$334,912	65%

These officers are also eligible to receive grants of stock options and other awards at the discretion of ABIOMED’s Compensation Committee.

We have an employment agreement with our Chief Executive Officer, Michael R. Minogue, which sets forth the terms of his employment. Mr. Minogue’s salary, effective June 1, 2016, will be $648,748 and his target bonus for fiscal 2017 is 120% of salary. We have an offer letter with our Chief Financial Officer, Michael J. Tomsicek, which sets forth the terms of his employment. Mr. Tomsicek’s salary, effective June 1, 2016, will be $360,500 and his target bonus for fiscal 2017 is 60% of salary. We also have an offer letter with our Chief Operating Officer, David M. Weber, which sets forth the terms of his employment. Mr. Weber’s salary, effective June 1, 2016, will be $382,616 and his target bonus for fiscal 2017 is 70% of salary.